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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                               OF REMEDYTEMP, INC.


                  Robert E. McDonough and Alan M. Purdy certify that:

                  1. They are the Chairman of the Board of Directors and Assistant Secretary, respectively, of RemedyTemp, Inc., a California corporation.

                  2. The articles of incorporation of this corporation are amended and restated to read as follows:

                                    ARTICLE I

                                      NAME

                  The name of this corporation is RemedyTemp, Inc.

                                   ARTICLE II

                                     PURPOSE

                  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

                             LIABILITY OF DIRECTORS

                  Section 1. Limitation on Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  Section 2. Indemnification of Agents. This corporation is authorized to indemnify agents (as defined in Section 317(a) of the California Corporations Code) through bylaw provisions, agreements with the agents, or otherwise, in excess of the indemnification expressly permitted by Section 317 of the California General Corporation Law for breach of duty to this corporation and its shareholders, subject only to the applicable limits set forth in Sections 204 and 317 of the California General Corporation Law.
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                                   ARTICLE IV

                                     SHARES

                  Section l. Classes and Number of Shares. This corporation is authorized to issue only one class of shares of stock, which shall be issuable in two series designated as Series A Common Stock and Series B Common Stock, respectively. The aggregate number of shares this corporation is authorized to issue is Ten Million (10,000,000), consisting of Two Million Five Hundred Thousand (2,500,000) shares of Series A Common Stock, par value $0.01, and Seven Million Five Hundred Thousand (7,500,000) shares of Series B Common Stock, par value $0.01.

                  Section 2. Voting Rights. Holders of Series A Common Stock shall have and possess sole and exclusive voting power with respect to all matters on which shareholders of this corporation are entitled to vote, and each such shareholder shall be entitled to cast one vote on each such matter for each share of Series A Common Stock held by that shareholder; provided that, with respect to the election of directors, holders of shares of Series A Common Stock shall be entitled to cumulate their votes in the manner and to the fullest extent permitted under Section 708 of the California Corporations Code. Holders of Series B Common Stock shall have and possess no voting rights or powers except as otherwise required by the California Corporations Code.

                  Section 3. Other Rights. Except as otherwise required by the California Corporations Code or as otherwise provided in these Articles of Incorporation or this corporation's Bylaws, each share of the Series A Common Stock and each share of the Series B Common Stock shall have identical powers, preferences, and rights, including without limitation liquidation rights.

                                    ARTICLE V

                                     SHARES

                  A.       GENERAL PROVISIONS

                  At all times up to the time immediately prior to the consummation of an initial public offering of this corporation's equity securities ("Initial Public Offering"), this Article V shall have no effect. Effective immediately prior to the consummation of the Initial Public Offering,
Article IV hereof shall be eliminated and this Article V shall become effective.

                  Section 1. Authorized Shares. The aggregate number of shares this corporation is authorized to issue is Fifty-Nine Million Five Hundred Thirty Thousand (59,530,000), consisting of Fifty Million (50,000,000) shares of Class A Common Stock, par value $0.01 per share, Four Million Five Hundred Thirty Thousand (4,530,000) shares of Class B Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares


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of Preferred Stock, par value $0.01 per share. The Class A Common Stock and the
Class B Common Stock collectively are referred to herein as the "Common Stock."


                  The Preferred Stock may be divided into such number of series as the Board may from time to time determine. The Board is authorized to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, without limitation, the dividend rights and rates (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board that each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences, and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  Fifty-Four Thousand Five Hundred and Thirty (54,530) Shares of the Preferred Stock shall be designated as Series A Junior Participating Preferred Stock (hereinafter referred to as the "Series A Preferred Stock"), with the rights, preferences, privileges and restrictions set forth in Article V.B below. The remainder of the Preferred Stock shall be undesignated, subject to the Board's authority described in the immediately preceding paragraph.

                  Section 2. Reclassification and Stock Split of Common Stock. Upon effectiveness of this Article V, (a) all shares of Series A Common Stock outstanding prior to the effectiveness of this Article V shall be automatically reclassified as Class A Common Stock; (b) all shares of Series B Common Stock outstanding prior to the effectiveness of this Article V shall be automatically reclassified as Class B Common Stock (such reclassification of the Series A Common Stock and the Series B Common Stock being referred to herein as the "Reclassification"); and (c) immediately after the Reclassification and prior to the consummation of the Initial Public Offering, each outstanding share of Class A Common Stock shall be split up and converted into 1.812 shares of Class A Common Stock, and each outstanding share of Class B Common Stock shall be split up and converted into 1.812 shares of Class B Common Stock.

                  Section 3. Voting Rights. Except as otherwise required by applicable law, holders of Class A Common Stock shall have and possess sole and exclusive voting power with respect to all matters on which shareholders of this corporation are entitled to vote, and each such shareholder shall be entitled to cast one vote on each such matter for each share of Class A Common Stock held by that shareholder. Holders of Class B Common


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Stock shall have and possess no voting rights or powers except as required by applicable law.

                  Section 4. Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock without the requirement of any further action upon the earliest to occur of: (i) a transfer of such share to a transferee who is not an affiliate of the holder thereof in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or Rule 144 promulgated under the Securities Act ; (ii) the death or legal incapacity of Robert E. McDonough, Sr.; or (iii) the tenth anniversary of the consummation of the Initial Public Offering, but is not otherwise convertible. For purposes hereof, an "affiliate" of a holder of Class B Common Stock is a person or entity controlling, controlled by, or under common control with, and/or party to any agreement or understanding regarding voting of shares, governance or control of the corporation with, the holder of Class B Common Stock. For purposes hereof, "legal incapacity" means incapable of entering into a valid and binding contract under California law.

                  Section 5. Dividend and Liquidation Rights. Holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor. Any cash dividends or other distributions declared or paid must be paid equally on a per share basis on the Class A Common Stock and the Class B Common Stock. In the event of a liquidation, dissolution or winding up of the corporation, holders of Class A Common Stock and Class B Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

                  Section 6. Other Rights. Except as otherwise required by the California Corporations Code, the bylaws of this corporation, or as otherwise provided in these Articles of Incorporation, each share of Class A Common Stock and each share of the Class B Common Stock shall have identical powers, preferences, and rights. The holders of the Class A Common Stock and the Class B Common Stock shall have no preemptive, subscription, conversion or redemption rights other than the conversion rights of the Class B Common Stock described herein.

                  B.       SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                  Section 1. Designation and Amount. The number of authorized shares of Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the


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conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

                  Section 2.  Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock ranking superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on any Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time after the effectiveness of this
Article V (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of outstanding shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above, and set aside funds or other assets, as the case may be, for payment thereof, concurrently with any declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred


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Stock entitled to receive a quarterly dividend and before such Quarterly
Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (entitled to vote) shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

                  (C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock (entitled to vote) as set forth herein) for taking any corporate action.

                  Section 4.  Certain Restrictions.

                  (A) The corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Preferred Stock, and set aside funds or other assets, as the case may be, for payment thereof, as required by Section 2 hereof.

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                  (B) Whenever dividends or distributions payable on the Series
A Preferred Stock as provided in Section 2 have been declared but not paid, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                      (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any Common Stock or other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                      (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                      (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

                      (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (C) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or


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resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  Section 6.  Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of Common Stock or other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  (B) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (C) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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                  Section 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the corporation's Preferred Stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  Section 10. Amendment. The Articles of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, if any, voting separately as a class.

                  Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                                   ARTICLE VI

                                     BYLAWS

                  At all times up to immediately prior to the consummation of the Initial Public Offering, this Article VI shall have no effect. Effective immediately prior to the consummation of the Initial Public Offering, this
Article VI shall become effective.

                  In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind from


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time to time any or all of the bylaws of the corporation; provided, however, that any bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors or otherwise amending or altering the classified nature of the Board of Directors shall require a resolution adopted by the affirmative vote of not less than seventy-five (75%) percent of the directors. In addition, new bylaws may be adopted or the bylaws may be amended or repealed only by a vote of not less than sixty-six and two-thirds (66 2/3%) percent of the outstanding stock of the corporation entitled to vote thereon.

                  3. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the board of directors.

                  4. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of the corporation is 3,750,000 shares of Common Stock, consisting of 1,250,000 shares of Series A Common Stock and 2,500,000 shares of Series B Common Stock. The number of shares of each series of Common Stock voting as a class in favor of the amendment equaled or exceeded the vote required. The percentage vote required for each series of Common Stock was more than 50% of each, voting as a class.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated effective as of April 27, 1996.

                                     -----------------------------------
                                     Robert E. McDonough,
                                     Chairman of the Board of Directors


                                     -----------------------------------
                                     Alan M. Purdy, Assistant Secretary


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